EXHIBIT 23.2

                              ACCOUNTANT'S CONSENT

To the Stockholders and Board of Directors of Tasty Fries, Inc.

We consent to the use of our audit report dated April 20, 2004 relating to the financial statements of Tasty Fries, Inc. for the years ended January 31, 2004 and January 31, 2003. The Report will be included in the Form S-8 which is to be filed with the Securities and Exchange Commission for Tasty Fries, Inc. We have not audited any financial statements of the company subsequent to January 31, 2004 or performed any audit procedures subsequent to the date of our report.

Baratz & Associates, P.A.
Certified Public Accountants
Marlton, New Jersey
May 3, 2004